Exhibit 99.1

EcoloCap Positive Results in Chile Lead to Agreement

A standstill agreement is in place pending a commitment that would cause FEI to absorb up to 100% of the production of M-Fuel production equipment and additive.

Barrington, IL-March 21, 2012 – EcoloCap Solutions Inc. (OTCBB: ECOS).

EcoloCap is in a standstill period with Fuel Emulsions International, Inc. (FEI) of Miami, FL until March 31, 2012.  Under the proposed agreement, FEI is committed to purchase, own and operate all or most of EcoloCap’s manufactured processing equipment and additive for the production of M-Fuel and other specialty emulsion fuels.

The proposed agreement has been in negotiation for the last three months and follows the successful testing of M-Fuel production by Energy Partners Chile (EPC), which shared its positive results with FEI.

EcoloCap’s M-Fuel is the result of years of research and development.  It has been an uphill battle for the market to recognize that the breakthrough technology can reduce diesel fuel consumption by up to 30% and particulate emissions up to 98%.  In these times of $100/barrel oil, ECOS is fast gaining recognition and attracting the attention of leading users of heavy oils. The proposal ECOS has received is a testimonial to that recognition.

The EcoloCap NPU line of equipment uses Nano Technology to produce M-Fuel an emulsification of typically 70% Diesel, Kerosene or other Heavy Fuel Oils, 28% water and 2% of an EcoloCap proprietary additive. Independent tests have indicated a reduction of particulate emissions of some 98% and NOX by 65% while producing almost the same efficiency as the original unprocessed fuel. The result is a reduction of up to 30% in the consumption of diesel fuel and depending upon fuel prices, cost savings can reach 25%.

Michael Siegel, CEO of EcoloCap Solutions Inc. states: “First and foremost, I want to thank our shareholders who have stood by us over the past many months. Your faith in ECOS will not go unrewarded. We at EcoloCap did not stand still. We have been searching far and wide for the best partners to capitalize on our game changing technology.”

About The Company: EcoloCap Solutions Inc. (OTCBB:ECOS) and its associated company K-MBT Inc., are focused on technology companies that utilize advanced nanotechnology to design, develop, manufacture and sell alternative energy products.  http://www.EcoloCap.com.

Forward looking statement:
This press release may contain statements of a forward-looking nature regarding future events. These statements are only predictions, and actual events may differ materially. Please refer to documents that EcoloCap Solutions Inc. files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materials from those contained in the forward-looking statements.

Contact:
Investor Relations:
Tel: 514-402-2538
nada@capitalsituation.com

EcoloCap Solutions Inc.
1250 South Grove Avenue, Suite 308
Barrington, Illinois 60010
866-479-7041
Info@EcoloCap.com